Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BANK OF AMERICA CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.        The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the number of shares of stock the Corporation is authorized to issue, so that, the first sentence of Article 3 thereof shall read as follows:

“3. The number of shares, par value $.01 per share, the Corporation is authorized to issue is Twelve Billion Nine Hundred Million (12,900,000,000), divided into the following classes:

Class	Number of Shares
Common	12,800,000,000
Preferred	100,000,000.”

2.        The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 28th day of April, 2010.

By: /s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel